Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

August 9, 2021

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Second Quarter 2021 Results

•	Sales up 24% versus prior year quarter and up 6% sequentially

•	Basic EPS up $0.01 per share versus prior year quarter and up $0.05 sequentially

•	Improving order activity with backlog up 6% sequentially

Carnegie, PA, August 9, 2021 – Ampco-Pittsburgh Corporation (NYSE: AP) (the “Corporation” or “Ampco-Pittsburgh”) reported net sales of $92.4 million and $179.2 million, respectively, for the three and six months ended June 30, 2021, compared to $74.8 million and $165.8 million for the three and six months ended June 30, 2020, respectively. The increase is primarily attributable to higher shipments of mill rolls and higher shipments of forged engineered products.

Income (loss) from operations for the three and six months ended June 30, 2021, was $0.5 million and $1.4 million, respectively, compared to $(0.1) million and $4.3 million for the three and six months ended June 30, 2020, respectively. For the three months ended June 30, 2021, the improvement primarily reflects the impacts of higher shipment volumes and improved cost absorption from higher production levels in the current quarter compared to significant downtime from the idling of manufacturing facilities associated with the early stages of the pandemic in the prior year quarter. For the six months ended June 30, 2021, income from operations declined as higher raw material costs net of surcharges, a less favorable sales mix, and an insurance recovery of $0.8 million in the prior year more than offset the benefit of higher shipment volumes in the current year.

Investment-related income for the three and six months ended June 30, 2021, includes a dividend of $1.0 million from one of the Corporation’s Chinese joint ventures. Interest expense for the three and six months ended June 30, 2021, declined in comparison to the prior year based on reduced debt. Other – net was approximately comparable for the three-month periods ended June 30, 2021, and 2020, though improved for the six months ended June 30, 2021, due to higher pension income and unrealized gains on Rabbi Trust assets.

The income tax provision for the three and six months ended June 30, 2021, includes unusual expenses totaling $0.7 million, or $0.04 per common share, for the revaluation of certain deferred income tax liabilities for a future tax rate change enacted in the U.K. during the quarter and for the restructuring of a foreign sales office. The income tax benefit for the six months ended June 30, 2020, includes a benefit of $3.5 million due to expanded tax loss carryback provisions made possible by the CARES Act.

Basic earnings per share were $0.06 and $0.07 for the three and six months ended June 30, 2021, respectively. This compares to $0.05 and $0.38 per share for the three and six months ended June 30, 2020, respectively. Basic earnings per share for the six months ended June 30, 2020, included a $0.34 per share combined benefit for the CARES Act tax loss carryback and the insurance recovery.

Commenting on the quarter, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “Sales and earnings for the second quarter improved sequentially and exceeded prior year, when we idled our facilities to manage the sharp drop in demand and to preserve liquidity due to the pandemic. Now, a year later, we have seen capacity utilization in the global rolled steel sector returning to pre-pandemic levels while raw material prices have risen. Order activity continues to improve, and we expect to see a full top line recovery to pre-pandemic sales in 2022. We have been managing through supply chain and logistical challenges which have impacted our operations. Some of our customers are likewise facing similar challenges and, as a result, have pushed out deliveries to match their current production capabilities. In the third quarter, we will execute plant maintenance shutdowns to prepare our machinery for higher production levels. Also, during the quarter, we amended and extended our revolving credit facility to assure significant liquidity for our strategic capital expenditures and to support anticipated growth in working capital.”

Segment Results

Forged and Cast Engineered Products

Sales for the Forged and Cast Engineered Products segment for the three and six months ended June 30, 2021, improved from the prior year period primarily due to higher shipments of forged and cast mill rolls as well as higher shipments of forged engineered products to the oil and gas and steel distribution markets. Operating results for the three months ended June 30, 2021, improved compared to the prior year primarily due to the higher volume of shipments and improved cost absorption from higher production levels in the current quarter compared to significant downtime from the pandemic-related idling of manufacturing facilities in the prior year quarter. For the six months ended June 30, 2021, operating results declined primarily as the effect of higher shipment volumes could not offset the impacts of higher raw material costs net of surcharges, a less favorable sales mix, and an insurance recovery recorded in the prior year.

Air and Liquid Processing

Sales and operating results for the Air and Liquid Processing segment for the three and six months ended June 30, 2021, decreased compared to the prior year primarily due to a lower volume of centrifugal pumps shipments driven mainly by customer-requested delays.

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Tuesday, August 10, 2021, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the second quarter ended June 30, 2021. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10158831/eb5ea651ea. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

• Participant Dial-in (Toll Free):	1-844-308-3408

• Participant International Dial-in:	1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industry. It also manufactures open-die forged products that principally are sold to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems, and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, Slovenia, and participates in three operating joint ventures located in China. It has sales offices in North and South America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on behalf of Ampco-Pittsburgh Corporation (the “Corporation”). This press release may include, but is not limited to, statements about operating performance, trends, events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics (including COVID-19), profitability and anticipated expenses, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: cyclical demand for products and economic downturns; excess global capacity in the steel industry; fluctuations of the value of the U.S. dollar relative to other currencies; increases in commodity prices or shortages of key production materials; consequences of global pandemics (including COVID-19); changes in the existing regulatory environment; new trade restrictions and regulatory burdens associated with “Brexit”; inability of the Corporation to successfully restructure its operations; limitations in availability of capital to fund the Corporation’s operations and strategic plan; inoperability of certain equipment on which the Corporation relies; work stoppage or another industrial action on the part of any of the Corporation’s unions; liability of the Corporation’s subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of those subsidiaries; inability to satisfy the continued listing requirements of the New York Stock Exchange or NYSE American; failure to maintain an effective system of internal control; potential attacks on information technology infrastructure and other cyber-based business disruptions; and those discussed more fully elsewhere in this report and in documents filed with the Securities and Exchange Commission by the Corporation, particularly in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that the Corporation may not be able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$92,428	$74,778	$179,228	$165,841

Cost of products sold (excl. depreciation and amortization)	75,433	59,983	145,021	130,143
Selling and administrative	12,070	10,199	23,628	22,029
Depreciation and amortization	4,493	4,653	9,236	9,352
(Gain) loss on disposal of assets	(37)	29	(33)	52

Total operating expenses	91,959	74,864	177,852	161,576

Income (loss) from operations	469	(86)	1,376	4,265

Other income (expense):
Investment-related income	1,047	108	1,065	112
Interest expense	(943)	(994)	(1,838)	(2,210)
Other – net	2,023	2,337	2,688	1,017

Total other income (expense) – net	2,127	1,451	1,915	(1,081)
Income before income taxes	2,596	1,365	3,291	3,184
Income tax (provision) benefit	(1,372)	(504)	(1,753)	2,279

Net income	1,224	861	1,538	5,463

Less: Net income attributable to noncontrolling interest	161	193	308	653

Net income attributable to Ampco-Pittsburgh	$1,063	$668	$1,230	$4,810

Net income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.06	$0.05	$0.07	$0.38

Diluted	$0.05	$0.05	$0.06	$0.37

Weighted-average number of common shares outstanding:
Basic	18,981	12,740	18,810	12,698

Diluted	21,249	13,382	20,981	12,959

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Sales:
Forged and Cast Engineered Products	$71,028	$50,460	$134,379	$119,224
Air and Liquid Processing	21,400	24,318	44,849	46,617

Consolidated	$92,428	$74,778	$179,228	$165,841

Income from Operations:
Forged and Cast Engineered Products	$1,674	$(423)	$3,520	$4,133
Air and Liquid Processing	2,062	2,846	4,374	5,430
Corporate costs	(3,267)	(2,509)	(6,518)	(5,298)

Consolidated	$469	$(86)	$1,376	$4,265